Exhibit 99.1

Kaiser Aluminum Corporation Announces Appointment of Thomas H. Robb as SVP - Manufacturing

November 17, 2025

FRANKLIN, Tenn.--(BUSINESS WIRE)-- Kaiser Aluminum Corporation (NASDAQ: KALU) (the "Company" or "Kaiser Aluminum") today announced that Jason D. Walsh, the Company’s Executive Vice President – Manufacturing is taking leave from the Company for health reasons and that Thomas H. Robb has been appointed as the Company’s Senior Vice President – Manufacturing.

Mr. Robb rejoined the Company in August 2024 as the Company’s Vice President – Finance before transitioning to Vice President – Finance and Packaging as he assumed responsibility for the Company’s Warrick rolling mill in Evansville, Indiana as the facility has been focused on the completion and start-up of its new coating line. Since joining the Company in 2024, Tom has successfully taken on growing responsibilities in Kaiser’s finance and manufacturing organizations. Tom is the ideal internal candidate to step into Jason’s role, given his strong background and experience.

Mr. Robb has an extensive global background in finance, strategy and operations with more than 20 years of combined international aluminum and metals experience. He has an MBA from Vanderbilt University as well as a bachelor’s degree in business administration from the University of Florida.

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (including the Company’s intention to offer the notes, the use of proceeds of such notes offering, and the conditional redemption of the 2028 notes) involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) the execution and timing of strategic investments; (c) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, tariffs, cyclicality, reshoring, labor challenges, supply interruptions, scrap availability and pricing, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, automotive extrusions and other end markets the Company serves; (d) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (e) changes or shifts in defense spending due to competing national priorities; (f) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (g) developments in technology; (h) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (i) new or modified statutory or regulatory requirements; (j) the successful integration of the acquired operations and technologies; (k) stakeholder, including regulator and customer, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2024. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Addo Investor Relations
Investors@KaiserAluminum.com
949-614-1769

Source: Kaiser Aluminum Corporation